Contact:
John Tarrh
Applied Science and Technology, Inc.
Senior Vice President and Chief Financial Officer
(617) 937-5135

Investor Relations Contact:
Donna N. Stein, APR/Dan Durkin/Keil Decker
Morgen-Walke Associates, Inc.
(212) 850-5600

Press Contact:                                            FOR IMMEDIATE RELEASE

Lee Foley
Morgen-Walke Associates, Inc.
(212) 850-5600

ASTEX ANNOUNCES INTENTION TO REDEEM WARRANTS

Woburn, Mass., September 3, 1997 ---- Applied Science and Technology, Inc. ("ASTeX") (Nasdaq:ASTX) today announced its intention to redeem all of its outstanding publicly traded redeemable warrants on October 7, 1997 at a redemption price of $0.10 per warrant. Any holders who wish to exercise their warrants must do so before October 6, 1997 at 5:00 p.m. eastern time.

As a result of the anti-dilution provisions of the warrants, two warrants currently entitle the registered holder to acquire 1.015 shares of the Company's common stock, $0.01 par value per share, at a price of $14.83 per share. On August 27, 1997, the average closing sale price for the Company's common stock as reported by the Nasdaq National Market for 20 consecutive trading days exceeded $19.35 per share.

Dr. Richard Post, President and Chief Executive Officer, commented, "We are very pleased to announce the redemption of our warrants as we expect to raise a net of approximately $14 million in cash by issuing approximately one million new shares. This additional equity will strengthen our financial position and allow us to continue to aggressively pursue our overall growth objectives."

ASTeX is a leading provider of innovative production technology for the manufacture of advanced semiconductor devices. ASTeX markets its plasma sources and subsystems, ozone generators and subsystems, and specialty power sources to the world's leading semiconductor capital equipment manufacturers. ASTeX markets the same underlying core technology for medical, electro-optic and synthetic diamond applications.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.